Filed under Rule 424(b)(3), Registration Statement No. 333-58976
Pricing Supplement No. 18 — dated Tuesday, January 18 2005 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product	Guaranteed
Number	Selling Price	Principal Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security

26876EBH7	100.000%	$557,000.00	0.400%	$554,772.00	FIXED	3.650%	SEMI- ANNUAL	01/15/2007	07/15/2005	$17.64	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

26876EBJ3	100.000%	$944,000.00	0.750%	$936,920.00	FIXED	4.150%	SEMI- ANNUAL	01/15/2009	07/15/2005	$20.06	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

	Trade Date: Tuesday, January 18, 2005 @ 12:00 PM ET	EOP Operating Limited Partnership
Issuer	Settle Date: Friday, January 21, 2005	$500,000,000 EOP Operating LP
EOP Operating Limited Partnership	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated 20-Jun-01 and
Two N. Riverside Plaza, Suite 2100	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: 10-
Chicago IL 60606	DTC Number 0443 via Pershing, LLC	Jun-04

Guarantor	If the maturity date or an interest payment date for any note is not a business day (as term is defined in
Equity Office Properties Trust	prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and
Two N. Riverside Plaza, Suite 2100	no interest will accrue from, and after, the maturity date or interest payment date.
Chicago IL 60606
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